Exhibit 21.1
Subsidiaries of the Company
•	Western Refining, Inc.

•	Western Refining Company, L.P.

•	Western Refining GP, LLC

•	Western Refining LP, LLC

•	Ascarate Group, LLC

•	Giant Industries, Inc.

•	Western Refining Southwest, Inc. (fka Giant Industries Arizona, Inc.)

•	Western Refining Yorktown, Inc. (fka Giant Yorktown, Inc.)

•	Dial Oil Co. dba Western Refining Wholesale — New Mexico

•	San Juan Refining Company

•	Western Refining Pipeline Company (fka Giant Pipeline Company)

•	Western Refining Wholesale, Inc. (fka Phoenix Fuel Co., Inc.)

•	Empire Oil Co. dba Western Refining Wholesale — California

•	Western Refining Terminals, Inc. (fka Giant Mid-Continent, Inc.)

•	Giant Stop-N-Go of New Mexico, Inc.

•	Ciniza Product Company

•	Western Refining Yorktown Holding Company (fka Giant Yorktown Holding Company)

•	Giant Four Corners, Inc.

•	Navajo Convenient Stores Co., LLC

•	Western ALH Holdings I, LLC

•	Western ALH Holdings II, LLC

•	Western Refining ALH, LLC